Exhibit 10.15

RESELLER APPLICATION FORM

SECTION	SUBJECT MATTER	DETAILS
1.	Razer	MOL ACCESSPORTAL SDN BHD, with its place of business at Level 6, UOA Corporate Tower, Lobby B, The Vertical Bangsar South, No.8, Jalan Kerinchi 59200 Malaysia
2.	Reseller	Name: GEM REWARD SDN. BHD. Company Registration No: / Identity No: 1234159-A Registered Address: No.45, Jalan USJ21/10, USJ21, 47640 Subang Jaya Selangor
3.	Commencement Date	12th April 2021
4.	Distribution Channels

Permitted distribution channels:

☐ Physical Store

☐ Online Store https://myrfront.zcity.io/share_page

☐ Social Media https://www.facebook.com/zcitymalaysia

☐ Business Portal (B2B, non-consumer base)

☐ POS System

☐ Others (please state): ______________

*Any change in Distribution Channels requires Razer’s prior written approval.

*Any sale of e-PINs to other resellers, or sale of e-PINs for the purposes of further resale, is not permitted except with Razer's prior written approval.

5.	Permitted Territories

List of permitted territories:

•           Malaysia (All States)

Razer has the sole discretion to determine and amend, from time to time, the list of permitted territories for distribution of e-PINs, and Razer is entitled at any time to discontinue supply of e-PINs to Reseller and/or require Reseller to cease distribution, sales and/or marketing of e- PINs in any territory with thirty (30) days' prior written notice.

(a)       Razer Gold denominated in a specific local currency:

Distribution shall only be carried out to the country corresponding to the local currency used to denominate the Razer Gold e.g: Razer Gold denominated in Thai Bhat shall only be distributed in Thailand.

(b)       Razer Gold denominated in the Global USD currency:

Distribution shall not be carried out in countries where their local currencies are used to denominate Razer Gold.

The list of countries whose local currencies are used to denominate Razer Gold can be found on https://gold.razer.com/ as updated by Razer from time to time.

6.	Razer Gold Commission

Five percent (5%) (inclusive of taxes, where applicable) of the recommended retail price of Razer Gold, as stated at Razer’s official website at gold.razer.com

[OR: Five percent (5%) (inclusive of taxes, where applicable) of the recommended retail price of Razer Gold, as stated at Razer Online Platform]

7.	Razer Gold Denominations	As available on gold.razer.com

SECTION	SUBJECT MATTER	DETAILS
8.	Commission for the sale of Third Party e-PINs	List of Third Party e-PINs and applicable commission rates shall be as notified by Razer to Reseller from time to time.

Product	Commission Rate (Tax inclusive)
@Cash Malaysia	8%
Aeria Points (US)	10%
Blizzard Balance PIN (US)	9%
FIFA point	10%
Garena Shell	8%
GASH Card (TW)	8%
GC Card (HK)	9%
Google Play Gift Cards (US)	5%
Habbo Voucher Code	9%
iflix (MY)	10%
iTunes Gift Card (US)	5%
J Card (CN)	10%
Joy Point	10%
MyCard (MY)	3%
Nintendo eShop – (US)	10%
PlayStation®Plus (MY)	10%
PSN Prepaid Voucher (MY)	10%
PUBG Mobile UC Code (Global)	5%
Runs Card	9%
Softnyx Cash	9%
Steam Wallet Code (MY)	5%
Tinder Gold	5%
Tinder Plus	5%
W Coins	9%
YOE Card (TW)	9%
Altel Reload	4.5%
Celcom Reload	2.5%
DiGi Reload	2%
Maxis Reload	2.5%
NJOI Reload	4%
Redone	4%
TuneTalk Reload	4%
UMobile Reload	3.5%
XOX Reload	5%
Grab Driver PIN	2.5%
Razer Pay PIN	0.25%
TNG Reload Pin	0.30%

[OR: Third Party e-PINs and commission rates are as stated at the Razer Online Platform] List Third Party e-PINs & commission rates as at the Commencement Date. Any changes shall be as notified by Razer to Reseller from time to time.

9.	Payment Model

☐ PREPAID MODEL

•      Pre-Paid Sum (MYR):

•      Minimum Threshold:

•      On , the Reseller shall credit the Pre-Paid Sum into Razer’s Bank Account without any deduction or withholding. Reseller shall be solely responsible and bear any cost relating to withholding tax imposed by any government authority with respect to the Pre-Paid Sum.

•      Razer reserves the rights to impose restrictions in its sole discretion on the Reseller’s ability to purchase e-PINs from Razer in the event that the Pre-Paid Sum is less than the Minimum Threshold.

•      Razer shall from time to time set off against the Pre-Paid Sum, any amounts payable by Reseller for its purchase of e-PINs, after deduction of commission due to Reseller. For the avoidance of doubt, such set off and deduction shall exclude withholding taxes, which are separately borne by Reseller (where applicable).

☐ COD MODEL

•      Payment/Settlement Currency:

•      Minimum Purchase Price:

•      Razer shall deliver e-PINs in accordance with Section 10 of this Reseller Application Form after receipt of payment in full from Reseller.

•      To initiate an order, Reseller shall submit to Razer a COD requisition order in the manner prescribed by Razer (“COD Requisition Order”), which meets or exceeds the Minimum Purchase Price.

•      Such COD Requisition Order shall be subject to Razer’s acceptance. Upon acceptance, Razer shall issue an invoice to Reseller for payment to be made to Razer’s Bank Account within seven (7) business days from the date of the invoice.

•      No withholding or deduction is allowed on the payment of Razer’s invoices. In the event taxes must be withheld from any payment to Razer, Reseller will increase the payment to Razer so that the amount received by Razer is the same as it would have been if no taxes were withheld.

☐ ADVANCE PAYMENT MODEL

(Only applicable where e-PINs are provided to Reseller via the Razer Online Platform)

•      Payment/Settlement Currency: MYR

•      Minimum Initial Payment Amount: MYR 1000

•      Minimum Top Up Amount: MYR 200

•      All payments to Razer shall be credited into Razer’s Bank Account, or paid via the Razer Online Platform, as the case may be based on Razer’s election.

•      On 12th Apr 2021, the Reseller shall pay to Razer any sum equal to or more than the Minimum Initial Payment Amount (“Initial Payment”), as payment in advance to Razer.

•      Reseller may from time to time make any subsequent sums as payment in advance to Razer (each a “Top Up Payment”), provided each Top Up Payment shall be no less than the Minimum Top Up Amount.

•      The amount of the Initial Payment and Top Up Payments made to Razer shall be reflected in the Reseller’s account on the Razer Online Platform, as the Reseller’s account balance in the corresponding amount.

•      The Reseller may procure the e-Pins up to the Reseller’s then-current account balance. Razer shall set off against the Reseller’s account balance, any amounts payable by Reseller for its procurement of e-PINs, after deduction of commission due to Reseller. For the avoidance of doubt, such set off and deduction shall exclude withholding taxes, which are separately borne by the Reseller (where applicable).

•      The full amount of the Initial Payment and any Top Up Payments shall be paid by Reseller without any deduction or withholding by the Reseller. The Reseller shall be solely responsible and bear any cost relating to withholding tax imposed by any government authority with respect to the Initial Payment and Top Up Payments.

SECTION	SUBJECT MATTER	DETAILS
10.	Provision of e-PINs by Razer to Reseller

☐ via Reseller’s retrieval of e-PINs from Razer's inventory

(Integration must be carried out)

☐ via e-mail with encrypted CSV file/password

(No Integration applicable)

☐ via an online platform made available by Razer (“Razer Online Platform”)

Razer Online Platform URL: www.molepoints.com or otherwise as may be notified by Razer from time to time.

(No Integration applicable. Terms of use as stated at the Razer Online Platform shall apply. Razer reserves the right to amend or update any e-PINs, margins, commission rate, pricing and any other information relating to the e-PINs via the Razer Online Platform without prior notice to Reseller.)

11.	Razer’s Bank Account

Account Name: MOL ACCESSPORTAL SDN BHD

Account Number: 5140 8433 7717

Bank Name: Malayan Banking Berhad

Branch: Bukit Bintang Branch

Bank Address: Ground Floor, Bangunan Yayasan Selangor, Jalan Bukit Bintang 55100 Kuala Lumpur.

Swift Code: MBBEMYKLXXX

Account Name: MOL ACCESSPORTAL SDN BHD

Account Number: 211 201 201 561 0

Bank Name: Ambank (M) Berhad

Bank Address: Ground Floor, Bangunan Ambank Group, No.55, Jalan Raja Chulan, 50200 Kuala Lumpur.

Swift Code: ARBKMYKL

12.	If to Razer	Entity name and address: As stated in Section 1 of this Reseller Application Form
Attention: VP of Business Development, Razer Gold
		NAME	DESIGNATION	LANDLINE NUMBER	OFFICIAL EMAIL ADDRESS
		Sales	Sales	+603- 27790300	Sales-kl@razer.com
		Customer Care	Customer Care	+016 299 2392	Gold- merchantsupport@razer.com
		Finance	Finance	+603- 27790300	Finance-ar-kl@razer.com Procurement-kl@razer.com
	If to Reseller	Entity name and address: As stated in Section 2 of this Reseller Application Form
Attention: GEM REWARD SDN. BHD.
		NAME	DESIGNATION	LANDLINE NUMBER	OFFICIAL EMAIL ADDRESS
		Sam Teo	CEO	+60 10-269 8977	Sam.teo@gemreward.club
		Andy	Account Manager	+60 12-369 7511	account@gemreward.club
		Mandy Wong	Project Manager	+60 12-208 3016	Mandy.wong@gemreward.club
13.	Exchange Rate	The exchange rate for all payments made pursuant to this Agreement shall be the rates as at last day of the calendar month published at http://www.maybank2u.com.my.
14.	Special Conditions	Not applicable

This Reseller Application Form above states the key commercial terms of the E-Pins Reseller Agreement (“Agreement”) between Razer and Reseller, each as defined above. The Standard Terms and Conditions attached shall apply to and also be incorporated as an integral part of the Agreement. The signatures below indicate each party’s express intention to be bound by the Agreement as set out in the Reseller Application Form above and read together with the Standard Terms and Conditions.

RAZER	RESELLER
Signature:	Signature:

Adisorn Phonnarut (Apr 10, 2021 07:15 GMT+7)	Sam Teo (Apr 9, 2021 10:30 GMT+8)
Name: Adisorn Phonnarut	Name: Teo Chong Chan
Title: Senior Director, Head of Razer Gold	Title: CEO
Date of Signature:	Date of Signature:

E-PINS RESELLER AGREEMENT STANDARD TERMS AND CONDITIONS

These Standard Terms and Conditions form an integral part of the Agreement between the Razer entity as stated in Section 1 of the Reseller Application Form (“Razer”) and the Reseller as stated in Section 2 of the Reseller Application Form.

These Standard Terms and Conditions shall be interpreted together with the Reseller Application Form. In the event of any ambiguity, inconsistency or conflict between any provision(s) of these terms Standard Terms and Conditions and any provision(s) in the Reseller Application Form, these Standard Terms and Conditions shall prevail; save that if the Section 14 of the Reseller Application Form expressly stipulates any Special Conditions, then in the event of any conflict, ambiguity or inconsistency, the Special Conditions shall prevail over these Standard Terms and Conditions (hereinafter collectively, the “Parties” and each a “Party”).

IT IS AGREED as follows:

1.	Term
1.1	This Agreement shall come into force on the date stated in Section 3 of the Reseller Application Form (“Commencement Date”) and shall continue in effect for a period of one (1) year (the “Initial Term”). The Initial Term shall automatically be renewed for successive one (1) year periods (the “Extended Term”) unless earlier terminated pursuant to this Agreement. The Initial Term and each Extended Term are collectively referred to herein as the “Term”. Any renewal is subject to Razer’s then current terms, rates, fees and conditions.

2.	Purpose
2.1	The purpose of this Agreement is to enable customers to purchase Razer Gold and/or Third Party e-PINs issued and/or supplied by Razer in the form of electronic PINs ("e-PINs"), at the Reseller’s Distribution Channels listed under Section 4 of the Reseller Application Form and in the Permitted Territories listed under Section 5 of the Reseller Application Form (collectively, the “Authorized Distribution Channels”), in accordance with the applicable Payment Model as indicated at Section 9 of the Reseller Application Form.

3.	Obligations of Razer:
3.1	Razer grants to the Reseller, a non-exclusive, non- assignable, non-sublicensable license to distribute e- PINs through the Authorized Distribution Channels solely in accordance with this Agreement.
3.2	If Integration is applicable as stated at Section 10 of the Reseller Application Form, Razer shall provide the Reseller with reasonable assistance necessary for the integration of Razer’s systems with the Reseller’s systems to enable the Reseller to retrieve e-PINs from Razer's inventory for distribution purposes.

3.3	Razer shall provide the e-PINs to the Reseller in accordance with Section 10 of the Reseller Application Form and subject to Clause 5 of these Standard Terms and Conditions.

4.	Obligations of the Reseller:

4.1	The Reseller shall distribute Razer Gold and e-PINs through the Authorized Distribution Channels and only in accordance with the terms of this Agreement. Reseller shall comply with all reasonable instructions from Razer relating to this Agreement. The Reseller must obtain Razer’s prior written approval for any change in Authorized Distribution Channels.
4.1.1	Reseller shall not, whether directly or indirectly, by itself or by permitting others to do so, distribute, resell, trade or make available Razer Gold and/or e-PINs in any way or through any distribution channels save as otherwise expressly authorized by Razer in writing or expressly permitted in this Agreement.
4.1.2	Where Reseller suspects or becomes aware that Razer Gold and/or e-PINs are being distributed and/or made available via any distribution channels that are not authorized by Razer, Reseller shall immediately inform Razer, and shall provide all assistance reasonably requested by Razer, including any assistance required to enable Razer to investigate, manage and/or halt such unauthorized activity.
4.1.3	Notwithstanding anything to the contrary in this Agreement, Reseller’s breach of any part of this Clause 4.1 shall be deemed a material breach of this Agreement that shall permit Razer to suspend and/or terminate this Agreement in part or in whole without incurring liability immediately upon written notice to Reseller.

4.2	The Reseller shall provide customer support to queries by customers regarding e-PINs to a reasonable extent within its expertise and may request Razer to respond and resolve any reasonable feedback, enquiry and complaint of the customer(s).

4.3	The Reseller agrees that upon the provision of e- PINs by Razer to the Reseller, the Reseller shall be solely liable for and shall bear the full risk of any damage, loss or theft of e-PINs, and shall bear any liability relating to third party claims arising from or in connection with defective e-PINs, including any loss arising from any replacement of any e-PINs by the customers.

4.4	The Reseller shall not sell any e-PINs below the recommended retail price by Razer as stated at gold.razer.com (or if Section 10 of the Reseller Application Form states that e-PINs are provided to Reseller via the Razer Online Platform, the recommended retail price of e-PINs as stated at the Razer Online Platform) or notified by Razer to the Distributor from time to time, as the case may be.

4.5	Where sales taxes, VAT, or GST imposed by any government authority are applicable to the sale of e- PINs by the Reseller to customers, Reseller will ensure that such compliance obligations are met. For the avoidance of doubt, Razer will not be liable for accounting and reporting of any sales taxes, VAT or GST in relation to the provision of e-PINs to the Reseller (to the extent it is not registered in the jurisdiction), or the provision of e-PINs by the Reseller to customers.

4.6	Reseller shall be responsible to obtain and assist Razer to obtain all necessary licenses, permits and approvals including without limitation, from any government, tax, monetary or other authority (“Approvals”) to enable it to comply with the provisions of this Agreement, and ensure the Approvals remain in force throughout the Term of this Agreement.

4.7	To the extent that Reseller operates an electronic commerce system, terminals and/or a payment service, it hereby warrants that it has in place adequate policies, processes and system safeguards consistent with industry best practices for the purposes of fraud prevention and investigation.

4.8	Reseller shall, and shall ensure that its employees and personnel shall, comply with all applicable laws and refrain from any illegal, immoral or unethical activities. Reseller shall, and shall ensure that its employees and personnel, refrain from, shall not permit the doing of, and shall not be involved in, anything that adversely affects or could in Razer's opinion adversely affect Razer, its branding and/or its reputation, including any actual or alleged criminal activity or wrongdoing. Notwithstanding anything to the contrary in this Agreement, Reseller’s breach of any part of this Clause 4.8 shall be deemed a material breach of this Agreement that shall permit Razer to suspend and/or terminate this Agreement in part or in whole without incurring liability immediately upon written notice to Reseller.

4.9	Reseller shall upon request provide Razer with any documents and information relating to this Agreement and/or its obligations hereunder, including reports relating to Reseller's sales volumes and distribution channels. Razer shall have the right to audit Reseller at any time upon written notice, by itself or by engaging a third party auditor, for the purposes of determining Reseller's compliance with applicable laws and/or compliance with this Agreement. Reseller shall, upon Razer's request, cooperate fully with Razer and provide complete access to Reseller's personnel, statements of accounts, and all documents, records and information relating to this Agreement.

4.10	Any public announcements, marketing and promotional materials and activities by the Reseller relating to Razer Gold and/or Third Party e-PINs shall be subject to Razer's prior review and written approval. Without prejudice to the generality of the foregoing, Reseller shall not, without Razer's prior written consent:-

(i) Use the name, logo or any content of any of Razer's third party merchants and/or relating to any Third Party e-PINs;

(ii) Carry out any promotion or marketing activities (including but not limited to: esports events, cashback events, lucky draws or similar activities) relating to any Third Party e-PINs; or

(iii) Engage or contract with any advertiser or influencer relating to any Third Party e-PINs.

5.	Business Models & Commission

5.1	Commission to the Reseller:
5.1.1	Except where this Agreement or Reseller Application Form expressly states that Reseller is not entitled to any commission, Razer shall pay commission to the Reseller for distributing e-PINs in the manner set forth below:
(a)	for the resale of Razer Gold, the Reseller shall be entitled to the commission stated under Section 6 of the Reseller Application Form (“Razer Gold Commission”);
(b)	for the sale of the Third Party e-PINs, the Reseller shall be entitled to the commission at the commission rates as notified by Razer to Reseller from time to time or at the commission rates as may be set forth in Section 8 of the Reseller Application Form, based on the retail price of the Third Party e-PINs, of which the retail price of the Third Party e-PINs is publicly available on Razer’s official website at gold.razer.com.

5.1.2	The commission will be paid by Razer to the Reseller by deducting such commission from the purchase price of e-PINs payable by the Reseller to Razer, without including any local sales taxes, VAT or GST amounts in such deduction.
5.1.3	The Reseller agrees that Razer shall be entitled to revise the commission rates and range of e-PINs offered by Razer to the Reseller and dictate the supply of e-PINs to the Reseller from time to time.
5.1.4	Razer shall notify the Reseller in writing of not less than fourteen (14) days of the date (the “Date of Change”) when the new range of e-PINs and/or commission rate(s) become applicable. The Reseller shall be deemed to have accepted the new range of e-PINs and/or commission rate(s) applicable on and from the Date of Change, save where the Reseller notifies Razer in writing on or before the Date of Change that it does not accept the new fees or range of e-PINs whereupon this Agreement shall be terminated on and from the Date of Change without prejudice to the antecedent rights or liabilities of the parties hereto.

5.2	Razer Online Platform. If Section 10 of the Reseller Application Form states that e-PINs are provided to Reseller via the Razer Online Platform, where the Razer entity stated at Section 1 of the Reseller Application Form is MOL AccessPortal Sdn Bhd and the Reseller entity stated at Section 2 of the Reseller Application Form is a Malaysia-registered entity, then the following shall apply (and shall prevail over the other parts of these Standard Terms and Conditions to the extent of any ambiguity, conflict or inconsistency):

5.2.1	All references to “Reseller” in the Agreement shall be replaced by “Distributor”.
5.2.2	Clause 5.1.4 of these Standard Terms and Conditions shall not apply. Razer reserves the right to amend or update any e-PINs, margins, commission rate, pricing and any other information relating to the e-PINs via the Razer Online Platform without prior notice to Distributor. Distributor shall be solely responsible to obtain all such information on the Razer Online Platform prior to any transaction.
5.2.3	The Distributor acknowledges and agrees that Razer retains all rights, title and interest in the e-PINs until they are sold by Distributor to the end customer. The Distributor shall only access Razer’s e- PIN inventory at the time of purchase by the end customer.
5.2.4	The Distributor acknowledges and agrees that upon the provision of e-PINs by Razer to the Distributor, the e-PINs are in the Distributor’s care, custody and control, therefore the Distributor agrees to bear the full risk of any damage, loss or theft of e-PINs, and shall bear any liability relating to third party claims arising from or in connection with defective e-PINs.
5.2.5	The Distributor shall print out a receipt, containing Razer’s tax invoice, in the format stipulated by Razer and provide such receipt to all end-customers upon their purchase of the e-PINs via the Distributor.
5.2.6	Razer will be responsible for the reporting and collection of taxes applicable on the sale of the e-Pins and for issuing the tax invoice to end customers. Clause 4.5 of these Standard Terms and Conditions shall not apply.
5.2.7	The Distributor may close its account on the Razer Online Platform and obtain a refund of its then-current account balance by request to Razer. Razer shall process such refund requests within a reasonable timeframe.

6.	Confidentiality
6.1	Subject to Clause 6.3 and 6.4, each Party agrees to maintain in strict confidence all Confidential Information of the other Party. Each Party shall not, without the prior written consent of the other:
(a)	use any portion of such Confidential Information for any purpose other than the performance of its obligations under this Agreement; and/or
(b)	disclose any portion of such Confidential Information to any person or entity other than the officers, employees, agents or contractors of such Party and its affiliates who reasonably need to have access to the Confidential Information for the performance of its obligations under this Agreement.
6.2	In the event that a Party (“Recipient”) discloses the other Party’s (“Discloser”) Confidential Information under Clause 6.1(b), the Recipient shall procure that the recipient of such Confidential Information is obligated to protect such Confidential Information under terms and conditions no less protective of the other Party than those contained in this Clause 6; and the Recipient shall be liable for any of such recipient’s failure to abide by the provisions of this Clause 6 as if such failure were the act or omission of the Recipient.

6.3	The confidentiality obligations under this Clause 6 shall not apply to Confidential Information of the Discloser which:
(a)	becomes generally available to the public other than as a result of unauthorized disclosure by a Recipient or persons to whom the Recipient has made the information available under Clause 6.1(b);
(b)	a Recipient can demonstrate that such Confidential Information was received by it on a non-confidential and good faith basis from a third party lawfully possessing and lawfully entitled to disclose such information prior to receipt from the Discloser;
(c)	is required to be released or disclosed by applicable laws, pursuant to a court order or an administrative proceeding, or regulations including those of any relevant stock exchange, government agency or other appropriate regulatory body. The Party obliged to make the disclosure shall, where reasonable, immediately inform the other Party so that the other Party is given an opportunity to object to such disclosure. Should any objection be unsuccessful, the Party obliged to make the disclosure may disclose only such Confidential Information to the extent required;
(d)	the Discloser has consented in writing to the announcement or disclosure of; or
(e)	is required to be released or disclosed for the purpose of any legal proceedings arising out of or in connection with this Agreement.

6.4	This Clause 6 shall not prohibit disclosure of any Confidential Information if and to the extent it is required by Razer or any of Razer's service providers (including but not limited to Razer's banks, accountants and auditors) for the purpose of reviewing the Reseller’s compliance with its obligations under this Agreement.
6.5	Upon the termination of this Agreement, a Recipient shall either (i) return the Discloser’s Confidential Information to the Discloser; or (ii) dispose of or destroy the Discloser’s Confidential Information in accordance with the Discloser’s instructions.
6.6	Notwithstanding anything to the contrary in this Agreement, a Recipient’s breach of any part of this Clause 6 shall be deemed a material breach of this Agreement that shall permit the Discloser to terminate this Agreement without incurring liability immediately upon notice by the Discloser to the Recipient.
6.7	The confidentiality obligations under this Clause 6 shall survive the termination of this Agreement for a period of three (3) years thereafter.
7.	Intellectual Property Rights
7.1	The Reseller acknowledges that all Intellectual Property Rights attached to e-PINs owned by (or licensed to) Razer shall remain the sole property of Razer (or its licensor(s), as the case may be). The Reseller shall not dispute Razer’s (or its licensors’) ownership of such intellectual property rights attached to e-PINs in any way.
7.2	Each Party acknowledges that all Intellectual Property Rights owned by (or licensed to) the other Party shall remain the sole property of the other Party (or its licensor, as the case may be). Each Party shall not dispute other Party’s (or its licensors’) ownership of such Intellectual Property Rights in any way.
7.3	Razer grants to Reseller a non-exclusive, terminable at will, worldwide fully paid up license to use the RAZER Marks strictly in connection with the sales and promotion of Razer Gold to Customer and the promotion of Razer as the issuer of Razer Gold to Customer. Any use of the RAZER Marks by Reseller shall be strictly in accordance with the applicable trademark and branding guidelines issued by Razer from time to time. Reseller shall have no other rights to the RAZER Marks apart from those expressly and specifically granted to Reseller hereof. Reseller agrees that it shall derive no title or interest in the RAZER Marks or any part thereof and shall not attain any goodwill in respect thereof.
7.4	The Reseller acknowledges that Razer is not providing the Reseller any Intellectual Property Rights that is not expressly provided herein.
7.5	If Integration is applicable as stated at Section 10 of the Reseller Application Form, then the following shall apply:

(a)	During the Term, Razer hereby grants to Reseller and Reseller hereby accepts a personal, limited, non-exclusive, revocable (at will), non-transferable right and fully paid up license to install and use the electronic systems or application programming interface(s) of Razer (“Razer Gold APIs”) strictly in accordance with the documentation accompanying Razer Gold API (“Razer Gold API Documentation”) and such Razer Gold API Documentation as may be updated by Razer from time to time;
(b)	Reseller warrants that its software and systems shall always interact, integrate and inter-operate with Razer Gold APIs as made available by Razer to Reseller from time to time for purposes of this Agreement; and
(c)	Reseller shall not alter, reproduce, adapt, distribute, display, publish, reverse engineer, translate, disassemble, decompile or otherwise attempt to create any source code that is derived from Razer Gold APIs and/or Razer Gold API Documentation. RAZER GOLD APIS AND RAZER GOLD API DOCUMENTATION ARE PROVIDED ON ‘AS IS’ BASIS. Except as expressly provided under this Agreement, no right, license or title is granted or shall be deemed to be granted by Razer to Reseller on Razer Gold APIs and Razer Gold API Documentation, and all such rights and ownerships are reserved by Razer. Upon expiration or termination of this Agreement, or upon any suspension of Razer’s services, Razer Gold and/or Activation/Top-Up Code, Reseller shall immediately stop using the Razer Gold APIs and Razer Gold API Documentation, and Razer shall have the right to terminate or suspend Integration with Reseller and its distribution channels.

8.	Termination

8.1	Either Party may terminate this Agreement during the Term without cause without incurring liability upon giving thirty (30) days prior written notice to the other Party.

8.2	Without prejudice to Clause 8.1 above, a Party may terminate this Agreement with immediate effect upon giving written notification to the other Party if such termination right is expressly provided for under this Agreement, or if:
(a)	the other Party has committed a material breach of any provision of this Agreement and such breach (if capable of being remedied) is not remedied within fifteen (15) days of the first-mentioned Party informing the other Party in writing of such breach; or
(b)	the other Party enters into any compromise or arrangement with its creditors or a receiver is validly appointed over the whole or part of the undertaking of such other Party or proceedings are taken for the appointment of an administrator of or the bankruptcy/winding up of such other Party or such other Party becomes bankrupt/insolvent or ceases to carry on business or if the effective control of such other Party comes or is likely to come into the possession of a competitor of the first- mentioned Party; or

(c)	a Force Majeure Event (defined below) directly results in such other Party not being able to fulfil any of its obligations under this Agreement for a period of at least fifteen (15) consecutive days; or any thirty (30) days in a period of sixty (60) consecutive days.

8.3	Without prejudice to Razer's rights under the Agreement or at law, Razer may for any reason or no reason, at its absolute discretion and without incurring liability, suspend the Agreement in whole or in part immediately upon notice to the Reseller.

8.4	On and following suspension, termination or expiry of this Agreement for any reason:
(a)	the suspension, termination or expiry shall be without prejudice to either Party’s rights and remedies in respect of a breach by the other Party of this Agreement where breach occurred before termination or expiry;
(b)	each Party shall settle all the outstanding amounts due to the other Party that accrued prior to the termination or expiry of this Agreement within thirty (30) days from the date of the termination or expiry;
(c)	the continued existence and validity of the rights and obligations of the Parties under those provisions of this Agreement which are expressed to survive termination and any provisions of this Agreement necessary for the interpretation or enforcement of this Agreement;
(d)	Reseller shall immediately cease offering for sale, selling or supplying e-PINs and cease holding itself out as being authorised to offer for sale, sell or supply any e-PINs. Reseller shall take all such further action as may be specified by Razer in connection with the e-PINs; and
(d)	the licences in Clause 7 shall immediately cease.

9.	Force Majeure
9.1	Neither Party shall be liable to the other Party or be deemed to be in breach of this Agreement by reason of any delay in performing or observing, or any failure to perform or observe, any of its obligations under this Agreement, if the delay or failure was due to a Force Majeure Event, provided that the Party affected by the Force Majeure Event (“Affected Party”) shall:
(a)	immediately serve on the other Party written notice thereof specifying the particulars of the Force Majeure Event, the extent to which the Affected Party is unable to discharge or perform its obligations, the reasons for the inability of the Affected Party to perform or discharge its obligations and estimated period during which the Affected Party is unable to perform and discharge its obligations;
(b)	nevertheless use all reasonable efforts to perform its obligations to the extent
(c)	practicable under the circumstances; and promptly take and continue to take all action within its powers to minimise the duration and effect of the Force Majeure Event on the Affected Party.

10.	Notice
10.1	All notices, demands, requests or communications given pursuant to or in connection with this Agreement shall be given in the English language and sent via email, registered mail or by hand to the addresses of the Parties as specified under Section 12 of the Reseller Application Form or any other email or other address as may be notified to the other Party from time to time.

10.2	All communications shall be effective on receipt, and shall be deemed to have been received, in the case of a registered letter, not later than five days (5) after having been posted; if by hand, when receipt is signed by the recipient’s representative; and in the case of an email, when it has been sent, except that the email is sent after normal office hours or on a day which is not a working day shall be deemed to have been received on the succeeding working day.

11.	Disclaimer
11.1	THE E-PINS ARE PROVIDED AS IS AND RAZER MAKES NO, AND HEREBY WAIVES AND DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES REGARDING THIS AGREEMENT, ANY SERVICES CONTEMPLATED HEREBY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AND ANY IMPLIED WARRANTIES ARISING OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE OF USAGE OF TRADE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, RAZER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING ANY ECONOMIC OR OTHER BENEFIT THAT THE OTHER PARTY MIGHT OBTAIN THROUGH ITS PARTICIPATION IN OR PERFORMANCE UNDER THIS AGREEMENT.

12.	Limitation of Liability and Indemnification
12.1	To the extent permitted by applicable law: (a) Neither Party shall be liable for any special, incidental, indirect or consequential damages, or for any lost revenue, profits or business arising out of or in connection with this agreement (including any breach hereof) or the transactions contemplated hereby, even if either party has been advised of the possibility of such damages by the other party; and (b) Razer’s aggregate liability arising out of or relating to this agreement (regardless of the form of action giving rise to such liability, whether in contract, tort or otherwise) shall not exceed the lesser of (i) the commissions received by Reseller under this agreement during the six (6) months immediately preceding the event which gave rise to the claim for damages, or (ii) one-hundred thousand dollars (USD$100,000).

12.2	Notwithstanding anything else in this Agreement, Reseller irrevocably undertakes to keep Razer fully and effectively indemnified against any and all losses, costs, damages, claims, demands, actions, judgements, proceedings, liabilities, costs and expense of whatsoever nature (including but not limited to all legal costs or attorney’s fees on a full indemnity basis) that Razer may incur or suffer in connection with or arising from any breach (actual or alleged) by the Reseller of this Agreement, representations and warranties and/or any default by the Reseller of its obligations hereunder.

12.3	Each Party has a duty to mitigate any damages and/or expenses that would otherwise be recoverable from the other Party pursuant to this Agreement by taking appropriate and commercially reasonable actions to reduce or limit the amount of such damages and/or expenses.

13.	Representations & Warranties
13.1	Each Party represents and warrants to the other that:
(a)	it is a company duly constituted, properly incorporated and is validly existing under the laws of its country of incorporation (in the case of Reseller, where Reseller is not an individual);
(b)	it has taken all corporate and other action required to authorize the execution, delivery and performance of this Agreement, and the Agreement is binding upon and enforceable against it in accordance with its terms and conditions (in the case of Reseller, where Reseller is not an individual);
(c)	the compliance with the provisions of this Agreement will not violate any other agreement to which it is a party;
(d)	it is not a subject of any actual, pending or threatened legal proceedings which has or is likely to have a material adverse effect on its financial conditions; and

(e)	it has taken no corporate action, nor has any other steps been taken or legal proceedings started or threatened against it for its winding up, dissolution or for the appointment or a receiver, administrator, trustee or similar officer of it or any or all of its assets and undertakings.

13.2	Reseller further represents, warrants and undertakes to Razer that:
(a)	it has obtained all Approvals and all Approvals are in full force and effect;
(b)	it is not subject to any sanctions and is not using the Razer Gold and/or Activation/Top Up Codes in any activity involving sanctioned individuals or entities;
(c)	it shall comply with all applicable laws including relevant rules and regulations; and
(d)	it shall comply with all express representations, warranties, and undertakings stated in this Agreement.

14.	Governing Law
14.1	Subject to Clauses 14.2, 14.3 and 14.4:

This Agreement and the documents to be entered into pursuant to it shall be interpreted and construed in accordance with the laws of Singapore without regard to its conflict of law provisions. Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the arbitration rules of the Singapore International Arbitration Centre ("SIAC Rules") for the time being in force, which rules are deemed to be incorporated by reference in this clause. The language of the arbitration shall be English.

14.2	Where the Razer entity stated at Section 1 of the Reseller Application Form is incorporated in Malaysia:

This Agreement and the documents to be entered into pursuant to it shall be interpreted and construed in accordance with the laws of Malaysia without regard to its conflict of law provisions. Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Malaysia in accordance with the arbitration rules of the Asian International Arbitration Centre ("AIAC Rules") for the time being in force, which rules are deemed to be incorporated by reference in this clause. The language of the arbitration shall be English.

14.3	Where the Razer entity stated at Section 1 of the Reseller Application Form is incorporated in the United States of America:

This Agreement and the documents to be entered into pursuant to it shall be interpreted and construed in accordance with the laws of the State of California without regard to its conflict of law provisions. Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in California in accordance with the arbitration rules of the International Chamber of Commerce ("ICC Rules") for the time being in force, which rules are deemed to be incorporated by reference in this clause. The language of the arbitration shall be English.

14.4	Where the Razer entity stated at Section 1 of the Reseller Application Form is incorporated in Brazil:

This Agreement and the documents to be entered into pursuant to it shall be interpreted and construed in accordance with the laws of England and Wales without regard to its conflict of law provisions. Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in London, England in accordance with the arbitration rules of the International Chamber of Commerce ("ICC Rules") for the time being in force, which rules are deemed to be incorporated by reference in this clause. The language of the arbitration shall be English.

15.	Sanctions Screening & Anti-Money Laundering
15.1	Reseller shall perform sanctions screening of all its prospective purchasers. If the screening indicates that the prospective or existing purchasers or its owner(s) are on a sanctions list, Reseller shall ensure that a prospective purchaser listed on a sanctions list shall not be permitted to purchase Razer Gold and Third Party e-PINs.
15.2	Reseller is required to carry out the following measures:
(a)	receive, at or before the point of sale to customers, all documentation and other information required by regulatory authorities under applicable "know-your- customer" and anti-money laundering rules and regulations;
(b)	conduct checks to verify the identity and ultimate beneficial ownership for all persons and entities that purchase more than US Dollars One Thousand (US$1,000.00) value equivalent of Razer Gold e-PINs within a month; and
(c)	maintain a record of all customers who purchase more than US Dollars One Thousand (US$1,000.00) value equivalent of Razer Gold e-PINs within a month.

15.3	Razer has the right to obtain upon request from Reseller, all records pertaining to the Reseller's sales records and client lists, for the purpose of assessing Reseller's compliance with its obligations under this clause Error! Reference source not found..

16.	No Third-Party Rights

A person who is not a party to this Agreement ("Third Party") has no right under the Contracts (Rights of Third Parties) Act (Chapter 53B) of Singapore, the Contracts (Rights of Third Parties) Act 1999 of Malaysia, or any other applicable legislation to similar effect as the case may be, to enforce any term of this Agreement. No consent of any Third Party is required for any variation (including any release or compromise of any liability) or termination of this Agreement.

17.	Counterparts

This Agreement may be signed in any number of counterparts, including facsimile or scanned copies, all of which shall together constitute one and the same instrument and a binding and enforceable agreement between the parties. Either party may execute this Agreement by signing any such counterpart.

18.	Entire Agreement

This Agreement constitutes the entire Agreement between the Parties as to the subject matter hereof and supersedes all prior and contemporaneous communications and Agreements, written or oral, relating to such subject. Any amendments to this Agreement shall be agreed in writing by both Parties.

19.	Definitions

The following expressions shall unless the context otherwise requires have the meaning respectively assigned to them:

(a)	“Advance Payment Model”, “COD Model”, “Credit Terms Model” and “Prepaid Model” means the payment model as each may be described under Section 9 of the Reseller Application Form;

(b)	“Confidential Information” means proprietary and other valuable information, regardless of form, communicated by one Party to the other Party, including, without limitation, technical or non- technical information, trade secrets, know how, specifications, financial and pricing information, market research, drawing, calculations, manufacturing data, specifications, test information, formulas and the discussion relating to, and the terms and conditions of this Agreement;

(a)	“e-PINs” means virtual currency, activation codes or top up codes in the form of electronic pins;

(c)	“Force Majeure Event” means any of the following events or circumstances:

(i) war, hostilities (whether war be declared or not), invasion, act of foreign enemies or act of terrorism;

(ii) rebellion, revolution, insurrection, military or usurped power, or civil war;

(iii) riot, commotion, disorder, strike, go-slow or lockout by persons other than the Affected Party’s officers, directors, employees, partners, suppliers, subcontractors and agents;

(iv) natural catastrophes such as earthquake, hurricane, typhoon or volcanic activity; or

(v) a pandemic or public health emergency of international concern, as declared by the World Health Organisation,

to the extent that the occurrence and effect of such event or circumstance could not have been prevented or avoided by the Affected Party notwithstanding the exercise by the Affected Party of reasonable foresight, diligence and care.

(d)	“Intellectual Property Rights” means all patents, trademarks and service marks, registered designs, design rights and copyright, rights in databases and other protectable lists of information, rights in confidential information, trade secrets, inventions and know-how, trade and business names, domain names, and logos in each case whether registered or unregistered and applications for any of them and the goodwill attaching to any of them and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which may subsist anywhere in the world;

(e)	“Integration” means the electronic integration and interface (including sending, receiving and/or transmitting certain data) of Reseller’s Authorized Distribution Channel(s) with the electronic systems or application programming interface(s) of Razer (“Razer Gold APIs”) to enable the Reseller to retrieve e-PINs from Razer's inventory;

(f)	“Razer Gold” means the online currency owned and issued by Razer, in the denominations stipulated under Section 7 of the Reseller Application Form, and includes e-PINs issued by Razer which enables users to use, access or purchase such online currency, which, notwithstanding anything else in this Agreement, may be amended by Razer from time to time;

(g)	“RAZER Mark(s)” means those names, brands, marks, trademarks, service marks, designs, graphic materials, logos, trade dresses, trade names, business names, domain names, slogans, images that Razer uses in connection with its business from time to time;

(h)	“Payment Model” means the particular payment model as described under Section 9 of the Reseller Application Form;

(i)	“Special Conditions” means any additional conditions as stipulated under Section 14 of the Reseller Application Form;

(j)	“Third Party e-PINs” means e-PINs issued by third parties, which enables users to use, access or purchase the virtual goods, services or currency provided by third parties, as may be more particularly described in Section 8 of the Reseller Application Form, or the list of which shall be notified by Razer to Reseller and may be updated by Razer from time to time.